EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact: John W. Conlon, Chief Financial Officer
---------------------------              (740) 373-3155
January 4, 2002

               PEOPLES BANCORP TO ACQUIRE FIRST COLONY BANCSHARES
         ______________________________________________________________
        Peoples to buy majority of loans,deposits, full-service offices of The Guernsey Bank

         MARIETTA, Ohio - Peoples Bancorp (Nasdaq: PEBO) announced today that it has signed a definitive agreement to acquire all of the outstanding common stock of First Colony Bancshares, the holding company of The Guernsey Bank based in Cambridge, Ohio. The Guernsey Bank, a federal savings bank, operates five full-service offices in Ohio's Guernsey and Belmont Counties, and one office in Worthington, Ohio. In the transaction, Peoples Bank will acquire the Guernsey and Belmont County operations.
         "We are excited about the opportunity to expand our franchise into these new markets," said Robert E. Evans, President and CEO of Peoples. "The Guernsey Bank and their associates have been successful in serving their customers and growing their business. We want to continue that success by offering our new customers an integrated, expanded line of financial services. For the past 100 years, Peoples has earned the reputation as a leader in community banking by providing our local communities with a personalized brand of banking, a broad choice of financial products and services, and state of the art technology."
         "The greater Cambridge area is a logical expansion of Peoples' community bank markets," Evans continued. "This is a unique transaction which allows us to expand our traditional banking business in markets that we find attractive, giving us a new base to which we can offer life, health, car, home, and business insurance, plus we make available investment accounts such as brokerage or trust relationships. We believe these nontraditional banking products and services will be well received by The Guernsey Bank's customers. Our focus is to be the leading provider of financial services in the markets we serve, with local decision-making and familiar faces to our customers."
         Robert Patrella, Chairman of First Colony and President of The Guernsey Bank, stated "We are very pleased that Peoples was selected as the acquiror of First Colony because of their long-standing community focus and commitment and the fact that they are a local institution from neighboring Marietta. I know that our Guernsey and Belmont County customers will be well served by Peoples and will appreciate the broad array of products and services Peoples will offer them."
         Under the terms of the agreement, Peoples has agreed to pay approximately $18 million total cash consideration to First Colony's shareholders, Robert and Diane Patrella, and assume $2 million of First Colony debt. Office locations to be transferred to Peoples include two full-service offices in downtown Cambridge, and full-service offices in Byesville, Quaker City, and Flushing, involving assets of approximately $110 million and deposits of approximately $100 million.
         The Guernsey Bank's full-service banking office and loan production office in Worthington will continue to service its customers, unaffected by the transaction, and will retain the "Guernsey Bank" name. According to Mr. Patrella, "The transaction will provide the capital needed to expand the Worthington operations throughout Franklin County. We are delighted that the Guernsey Bank will be able to continue to serve our Worthington customers and look forward to expanding our products and services, which will include internet banking, as well as providing additional locations to service our customers' needs."
         The transaction is expected to be immediately accretive to Peoples' earnings. Peoples anticipates being able to realize cost savings and corresponding improved efficiencies in executive management, as well as other general and administrative costs.
         "This is Peoples' first acquisition under the new accounting rules, which make the premium paid non-dilutive to earnings," stated John W. Conlon, Peoples' Chief Financial Officer. "We have utilized conservative assumptions in assessing this acquisition from both an earnings per share and return on investment perspective."
         The proposed transaction is subject to regulatory approval and is anticipated to be completed in the second quarter of 2002. At that time, the Guernsey and Belmont County locations and related loans and deposits will become offices of Peoples Bank.
         This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such risks include, but are not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' Securities and Exchange Commission filings. Although Peoples' management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections.
         Peoples Bancorp is a diversified financial services company with $1.2 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 40 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investment Services, which provides client-tailored solutions for fiduciary needs, investment alternatives, and other asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance Agency provides a full set of life, property and casualty insurance products and services. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.

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